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                                                                     EXHIBIT 3.4

                               SECOND AMENDMENT TO

                                     BYLAWS

                                       OF

                           EDGE PETROLEUM CORPORATION


The following amendment to the Bylaws was adopted by the Board of Directors of Edge Petroleum Corporation (the "Corporation") on May 7, 2003:

          Section 2.8(a) of the Bylaws of the Corporation is hereby amended and restated in its entirety to read as follows:

          (a) At an annual meeting of stockholders, only such business shall be conducted, and only such proposals shall be acted upon, as shall have been brought before the annual meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who is a stockholder of record at the time of the giving of such stockholder's notice provided for in this Section 2.8, who shall be entitled to vote at such meeting and who complies with the requirements of this Section 2.8 and as shall otherwise be proper subjects for stockholder action and shall be properly introduced at the meeting. For a proposal to be properly brought before an annual meeting by a stockholder, in addition to any other applicable requirements, the stockholder must have given timely advance notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not later than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. Any such stockholder's notice to the Secretary of the Corporation shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal, (iii) the class and number of shares of the Corporation's stock that are beneficially owned by the stockholder on the date of such notice,
     (iv) any financial interest of the stockholder in such proposal and (v) a representation that the stockholder intends to appear in person or by proxy at the meeting to bring the proposed business before the annual meeting. The presiding officer of the annual meeting shall determine whether the requirements of this paragraph (a) have been met with respect to any stockholder proposal. If the presiding officer determines that a stockholder proposal was not made in accordance with the terms of this paragraph (a), he shall so declare at the meeting and any such proposal shall not be acted upon at the meeting. At a special meeting of stockholders, only such business shall be acted upon as


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     shall have been set forth in the notice relating to the meeting required by
     Section 2.4 hereof or as shall constitute matters incident to the conduct of the meeting as the presiding officer of the meeting shall determine to be appropriate.

          Section 3.3 of the Bylaws of the Corporation is hereby amended and restated in its entirety to read as follows:

          Nomination of Directors. Subject to such rights of the holders of one or more outstanding series of Preferred Stock of the Corporation to elect one or more directors in case of arrearages in the payment of dividends or other defaults as shall be prescribed in the Certificate of Incorporation or in the resolutions of the Board of Directors providing for the establishment of any such series, only persons who are nominated in accordance with the procedures set forth in this Section 3.3 shall be eligible for election as, and to serve as, directors. Nominations of persons for election to the Board of Directors may be made at a meeting of the stockholders at which Directors are to be elected (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who is a stockholder of record at the time of the giving of such stockholder's notice provided for in this Section 3.3, who shall be entitled to vote at such meeting in the election of directors and who complies with the requirements of this Section 3.3. Such nominations, other than those made by or at the direction of the Board of Directors, shall be preceded by timely advance notice in writing to the Secretary of the Corporation. To be timely, a stockholder's notice shall be delivered to, or mailed and received at, the principal executive offices of the Corporation
     (i) with respect to an election to be held at the annual meeting of the stockholders of the Corporation, not later than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation; and (ii) with respect to an election to be held at a special meeting of stockholders of the Corporation for the election of directors not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed to stockholders of the Corporation as provided in Section 2.4 hereof or public disclosure of the date of the special meeting was made, whichever first occurs. Any such stockholder's notice to the Secretary of the Corporation shall set forth (x) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the number of shares of each class of capital stock of the Corporation beneficially owned by such person, (iv) the written consent of such person to having such person's name placed in nomination at the meeting and to serve as a director if elected and (v) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act, and (y) as to the stockholder giving the notice, (i) the name and address, as they appear on the Corporation's books, of such stockholder and (ii) the number of shares of each class of voting stock of the Corporation that are then beneficially owned by such stockholder. The presiding officer of the


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     meeting of stockholders shall determine whether the requirements of this
     Section 3.3 have been met with respect to any nomination or intended nomination. If the presiding officer determines that any nomination was not made in accordance with the requirements of this Section 3.3, he shall so declare at the meeting and the defective nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 3.3, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 3.3.


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